Exhibit 12.1
National City Corporation

Computation of Ratio of Earnings to Fixed Charges
(Unaudited)

	Year Ended December 31

(Dollars in Thousands)	2006		2005		2004		2003		2002

COMPUTATION EXCLUDING PREFERRED STOCK DIVIDENDS:
Income before income tax expense	$3,422,636		$2,965,416		$4,077,940		$3,237,466		$2,168,801
Interest on nondeposit interest bearing liabilities	1,909,843		1,431,470		697,204		738,085		762,163
Portion of rental expense deemed representative of interest	53,835		59,190		40,592		37,116		37,544

Total income for computation excluding interest on deposits	5,386,314		4,456,076		4,815,736		4,012,667		2,968,508
Interest on deposits	2,420,316		1,604,601		896,131		891,731		1,148,378

Total income for computation including interest on deposits	$7,806,630		$6,060,677		$5,711,867		$4,904,398		$4,116,886

Fixed charges excluding interest on deposits	$1,963,678		$1,490,660		$737,796		$775,201		$799,707

Fixed charges including interest on deposits	$4,383,994		$3,095,261		$1,633,927		$1,666,932		$1,948,085

Ratio excluding interest on deposits	2.74	x	2.99	x	6.53	x	5.18	x	3.71	x
Ratio including interest on deposits	1.78	x	1.96	x	3.50	x	2.94	x	2.11	x
COMPUTATION INCLUDING PREFERRED STOCK DIVIDENDS:
Total income for computation excluding interest on deposits	$5,386,314		$4,456,076		$4,815,736		$4,012,667		$2,968,508

Total income for computation including interest on deposits	$7,806,630		$6,060,677		$5,711,867		$4,904,398		$4,116,886

Fixed charges excluding interest on deposits and preferred stock dividends	$1,963,678		$1,490,660		$737,796		$775,201		$799,707
Pretax preferred stock dividends	2,536		2,416		1,208		—		32

Fixed charges including preferred stock dividends, excluding interest on deposits	1,966,214		1,493,076		739,004		775,201		799,739
Interest on deposits	2,420,316		1,604,601		896,131		891,731		1,148,378

Fixed charges including interest on deposits and preferred stock dividends	$4,386,530		$3,097,677		$1,635,135		$1,666,932		$1,948,117

Ratio excluding interest on deposits	2.74	x	2.98	x	6.52	x	5.18	x	3.71	x
Ratio including interest on deposits	1.78	x	1.96	x	3.49	x	2.94	x	2.11	x
COMPONENTS OF FIXED CHARGES:
Interest:
Interest on deposits	$2,420,316		$1,604,601		$896,131		$891,731		$1,148,378
Interest on nondeposit interest bearing liabilities	1,909,843		1,431,470		697,204		738,085		762,163

Total interest charges	$4,330,159		$3,036,071		$1,593,335		$1,629,816		$1,910,541

Rental Expense:
Rental expense	$163,136		$179,363		$123,005		$112,474		$113,769
Portion of rental expense deemed representative of interest	53,835		59,190		40,592		37,116		37,544
Preferred Stock Charge:
Preferred stock dividends	1,704		1,616		785		—		21
Pretax preferred dividends	2,536		2,416		1,208		—		32